EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-139983, No. 333-11142, No. 333-14957 and No. 333-52078) on Form S-8 of NCI Building Systems, Inc. and Affiliates of our report dated June 24, 2009, relating to the 2008 and 2007 financial statements of NCI 401(k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas

June 24, 2009